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EXHIBIT 10.1

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                 BAJA CALIFORNIA DEL NORTE PROPERTY DEVELOPMENT
                             JOINT VENTURE AGREEMENT
INTRODUCTION

This JOINT VENTURE AGREEMENT made and entered into by and between U.S. West Homes, Inc. a Nevada Corporation, hereinafter "U.S. West" whose address is 410 Broadway, Laguna Beach, CA 92651 AND LAS BRISAS DE LA MAR INC, A NEVADA CORPORATION and Brisas de la Rivera S.A. de C.V.., a Mexican corporation CURRENTLY BEING FORMED, hereinafter COLLECTIVELY referred to as "Las Brisas" whose address in the United States is 3752 Lone Mesa Drive, Las Vegas, NV 89147.

WHEREAS, U.S. West owns promissory notes which are due from Senior Care International, S.A. de C.V., a Mexican corporation, hereinafter referred to as "SCI", that owns contracts for deed for four development projects in the State of Baja California more fully described as:

     1. A partially completed shopping center known as Plaza Rosarito together with 9 acres of ocean front undeveloped land which was formerly a polo field and hacienda;
     2. Approximately 650 acres of raw land located in an area commonly known as the Hills of Bajamar and adjacent to the Bajamar Golf and Country Club;
     3. An undivided interest in a partially completed condominium project known as Portal Del Mar; and
     4. Approximately 15 acres of raw land which is zoned to be developed as time shares and commonly known as Plaza Resorts, and

WHEREAS, U.S. West desires to assist SCI to complete the development of these various projects; and

WHEREAS, U.S. West has entered into a joint venture agreement with Gold Coast, S.A. de C.V., hereinafter referred to as "Gold Coast," the owner of SCI, whereby U.S. West shall earn 90% of the profits associated with the development of the above referenced properties once U.S. West obtains financing for the development of said properties, providing however, that in the event Gold Coast provides the financing, then U.S. West shall be entitled to a 50% participation; and

WHEREAS, LAS BRISAS AND CARL HUNKING OWNER OF 100% OF THE STOCK IN LAS BRISAS DE LA MAR, A NEVADA CORPORATION, AND BRISAS DE LA RIVERA S.A. DE C.V.desire to become the PREDEVELOPMENT COORDINATOR AND OFF SITE AND on site developer to undertake the Pre- development , development and completion of these various projects in the State of Baja California; and

WHEREAS, the parties desire to execute this written agreement to govern the conduct of the business of this Joint Venture as it relates to these particular projects. This agreement will define the interests and responsibilities of the parties in and to the performance of the aforementioned project and the sharing of any profits to be derived there from or of the liability for any losses incurred in connection therewith;


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     IT IS THEREFORE AGREED:

     NAME OF JOINT VENTURE: This Joint Venture shall be known as U.S. West/Las Brisas de la Mar Joint Venture."

     LOCATION OF OFFICE OF JOINT VENTURE: The principal office of the Joint Venture will be 3752 Lone Mesa Drive, Las Vegas, NV 89147 until such time as suitable offices are obtained in Tijuana, Baja California.

     TERM: The venture began on the date this Joint Venture Agreement is executed and shall irrevocably continue through the sale of the final unit of this project or until such time that the parties mutually agree to sell or dissolve this Joint Venture.

     DEVELOPMENT PRIORITIES: The parties agree that the properties which shall be developed shall be the properties listed as 1-4 above.

     Simultaneous with renovation of the partially completed shopping center, it is anticipated that the ocean front 9 acres across from the shopping center shall be developed into a suitable condominium and/or hotel project and the Hills of Baja Mar lots built out or sold.

PAYMENT OF POINTS & FEES FOR INVESTMENT CAPITAL: The parties agree that when any investment capital IS raised, U.S. West shall be entitled to a 5% fee on all money raised and LAS BRISAS shall, likewise, be entitled to a 5% fee of all money raised, payment of this fee shall be for providing necessary support to the fund raising endeavors of the Joint Venture. These fees shall be paid immediately upon investment funds becoming available.

CONTRIBUTION OF JOINT VENTURE PARTNERS: LAS BRISAS shall contribute to the Joint Venture the time, effort and expertise of its executive personnel, architects, engineers and other designers, contractors and facilitators to assure the prompt and timely completion of the development of the various Mexican projects contolled by SCI in accordance with a development plan which will be jointly promulgated by the parties hereto.

U.S. West shall contribute 100 million shares of common stock with a value not to be less than $2,000,000. This stock shall be OWNED exclusively by Las Brisas de la Mar, A NEVADA CORPORATION, and used BY LAS BRISAS to help pay for the project development. UPON LAS BRISAS REQUEST OF U.S. WEST HOMES, US WEST HOMES SHALL CONVERT ANY REQUIRED STOCK TO S8 STOCK SO LAS BRISAS CAN USE IT TO PAY FOR PROJECT DEVELOPMENT. The voting rights to the stock shall be vested with the Board of U.S. West through an irrevocable proxy granting said voting rights to the Board or a Board appointee. Gold Coast shall provide an irrevocable $175,000 credit line to the joint venture to HELP pay for all professional, architectural, engineering Las Brisas management, design fees and consulting fees as may be necessary to develop the properties and obtain necessary permits, providing however, that U.S. West may, in appropriate circumstances pay these professionals and consultants in common stock which U.S. West shall register on Form S-8 from time to time as necessary. S-8 stock issued shall be reimbursed to U.S. West by a return to U.S. West of a like number of shares of common stock out of the shares contributed by U.S. West referenced herein. U.S. West shall additionally finance entitlements, post closing obligations and other development costs, and AN ACCEPTABLE SETTLEMENT WITH BERSAINNE GUTIERREZ all of which said fund advances shall be considered a loan to the joint venture to be repaid at such time as sufficient cash is available to fund the repayment or partial repayment, as the case may be either from the proceeds of sales or from construction loans or syndication, whichever may first occur.


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The stock shall be issued to Las Brisas De La Mar INC., A NEVADA CORPORATION, on
the date this agreement is signed. At the date of Bersain Guitierez signing an Agreement satisfactory to U.S. West Homes whereby he joins this joint venture AND/ OR AGREES TO A FUTURE TRANSFER of his interest OR SELL AN OPTION ON HIS INTEREST in the above referenced properties to SCI, M&A Underwriters has separately agreed that it shall mark the promissory note collateralized by the $25,000 trust deed held on Lynn Kinzies Rainbow, California property paid in full and shall immediately reconvey the deed of trust BY CARL HUNKING OR ASSIGN IT TO WHOMEVER CARL HUNKING DESIGNATES. Payments shall be made thereafter on the monthly signing anniversary of Bersain Guitierez joining the joint venture and be in the amount of $6,000 per month payable in S-8 stock to Carl Hunking, Carl Hunking shall have until April 3, 2003 to obtain the Bersain Guitierez signature and shall be issued $6,000 of S-8 stock for said period, PAID AT THE SAME TIME CARL HUNKING SIGNS THIS AGREEMENT, after which no payments shall be made until the Bersain Guitierez signature is obtained. After said signature is obtained, Carl Hunking shall be issued $6,000 per month in S-8 stock. All S-8 stock issued to Carl Hunking shall be reimbursed to U.S. West by a return to U.S. West of a like number of shares of common stock out of the shares contributed by U.S. West to the joint venture as referenced in the "Contribution of Joint Venture Partners" section of this Agreement. All stock issued to Carl Hunking after receipt of the Bersain Guitierez signature shall be considered draws against Las Brisas de la Mars 50% interest in the J.V. and be accounted for as such upon distribution of profits. U.S. WEST GUARANTEES THAT IF THE S8 STOCK CANNOT BE
SOLD PRIOR TO THE END OF EACH 30 DAY PERIOD THEY SHALL PAY CARL HUNKING THE UNSOLD STOCK AMOUNT IN CASH WITHIN 3 WORKING DAYS.


DUTIES OF JOINT VENTURE PARTNERS: To the extent available, each party shall furnish to the joint venture such skill, knowledge and experience as may be required to perform its business efficiently and expeditiously. No party shall make any charge therefore against the joint venture for any time expended unless mutually agreed. The parties agree that their respective duties to this entity, for which they shall be generally as follows:

LAS BRISAS shall with the assistance, advise and consent of SCI be responsible to complete the construction of Plaza Rosarito, development of the ocean front site, arrangement for all necessary architectural, engineering and other entitlements which may be necessary to record planned urban development plans for the Hills of Bajamar, to arrange for site improvements and to coordinate the sales of lots on the Hills of Bajamar.

On each of the anticipated projects, LAS BRISAS shall be responsible for the following:

     (1)  Selection of the design team and approval of all floor plans;
     (2)  Soliciting bids from general contractors;
     (3)  Review and approval AND MANAGEMENT of the construction budget;
     (4) Pricing of the units and marketing necessary to attract the requisite numbers of buyers;
     (5)  Arranging for required appraisals of land and properties
     (6)  Interfacing with tenants and condominium owners at Porta Del Mar;
     (7) Soliciting and arranging for a joint venture with a time share developer on Plaza Resorts;
     (8) Evaluation of the floor plans and coordination of the design team to ensure accurate drawings;
     (9) Distribution of the plans to the various subtrades for the purpose of securing pricing;
     (10) Finalizing the construction budget;
     (11) Furnishing all construction management, contract administration, subcontractor coordination, on site supervision, equipment, material, and labor necessary to construct and complete the projects in a good workmanlike and substantial manner.

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The parties shall work together to obtain all necessary investment funds and/or loans, as the case may be, to finance the completion of each project.

LAS BRISAS shall engage and the Joint Venture shall pay necessary attorneys to provide all legal documentation including partnership agreements, subscription agreements and other documentation necessary and appropriate when arranging for investment funds and/or loans.

When necessary, LAS BRISAS shall be responsible to obtain required updated appraisals to substantiate "as is" value of the property. The Joint Venture shall pay for any appraisals thus obtained.

U.S. West AND LAS BRISAS shall have the right to issue suitable press releases at such times as may be necessary to publicize the project, provided however, that U.S. West shall not have any obligation to issue an initial press release. EITHER PARTY MAY RECORD THIS AGREEMENT AGAINST THE PROPERTIES.

SPONSOR/MANAGING PARTNER: LAS BRISAS shall nominate a person from its executive staff to be the sponsor/managing partner of the project and shall have direct charge over the supervision of all matters necessary to and connected with the performance of the construction. Decisions related to the design and phasing shall be made jointly.

JOB COSTS: The following rules shall prevail in determining job costs under this agreement:

At no cost to the venture, each member and their office staff shall fulfill their responsibilities listed above, issue correspondence, do accounting, processing and other work done in the ordinary course of business. Corporate stationery, forms, checks, etc., shall be purchased as job costs.

Expenses prior to execution of this agreement will be the responsibility of the individual participants, except those specific expenses relating to the actual work or preparation thereof shall be a job cost to the extent mutually agreed upon by the parties.

It is assumed that each construction subcontractor will supply their own tools and equipment, therefore the purchase of tools and equipment shall not be considered a job cost. It is understood, however, that the rental of tools and equipment will from time to time be a necessary job cost.

Home office expenses of each participant are to be absorbed by each individual participant. Long distance telephone calls related to the job from either office shall not be charged as a job expense.

PERSONNEL: LAS BRISAS shall provide to the project a qualified project superintendent and project manager who will be responsible for managing all aspects of the day-to-day construction of the project, including but not limited to, scheduling and hiring of foremen and construction trade personnel. Compensation of the management budget, project superintendent, project manager and design and engineering staff shall be charged to the project as a job cost. Any bonus paid to employees of either corporate party shall not be considered a job cost.

MANAGEMENT BUDGET: The parties shall establish a management budget to pay for office space, phones, wages, marketing brochures, marketing programs and other necessary items which may be determined as being in the best interest of the Joint Venture.

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FEES TO BE PAID:   The Joint Venture will pay for the following:

     1.   all required building permits;
     2. assessments and charges required by public agencies and utilities for financing or repaying the cost of sewers, storm drains, water services, and other utilities, including sewer and storm drain reimbursement charges, revolving fund charges, hook-up charges, and the like;
     3. assessments and charges required by public agencies and utilities for financing or repaying the cost of sewers, storm drains, water services, and other utilities, including sewer and storm drain reimbursement charges, revolving fund charges, hook-up charges, and the like.
     4.   all real estate taxes and special assessments related to the property.

PAYMENT FOR CONSTRUCTION COSTS: From the construction funds distributed, LAS BRISAS shall receive:

     1) Payment for hard costs which represents all labor, material, equipment, delivery, and installation for all subtrades necessary to construct the project as specified which he in turn, shall distribute to the general contractor and other sub-contractors as the case may be and as may be necessary to comply with construction contracts;
     2) An amount determined which shall be set as side from the hard costs, for general requirements. This amount shall be paid according to the percentage of completion consistent with the progress payments as detailed below.


The final construction costs of the project will be finalized upon the issuance of the final city/county approved construction set of plans. The joint venture partners shall both approve the final total amount of the hard costs before this agreement has any force or effect.

PROGRESS PAYMENTS: Based upon Applications for Payment submitted by LAS BRISAS to the joint venture OVER AND ABOVE THE ADVANCE DRAWS DESCRIBED IN "CONTRIBUTION OF JOINT VENTURE PARTNERS", the joint venture shall make progress payments on account of the contract as provided below and elsewhere in this agreement.

The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

     3) Provided that an Application for Payment is received by LAS BRISAS not later that the 5th day of a month, the joint venture shall make payment to LAS BRISAS not later than the 25th day of the same month. If an Application for Payment is received by LAS BRISAS after the application date fixed above, payment shall be made by LAS BRISAS not later than 20 days after the Application for Payment is received.

     4) Each Application for Payment shall be based on the most recent schedule of values submitted by LAS BRISAS in accordance with this agreement. The schedule of values shall allocate the entire contract sum among the various portions of work. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy. This schedule shall be used as a basis for reviewing LAS BRISAS's Application for Payment.

     5) Applications for Payment shall indicate the percentage o completion of each portion of the Work as of the end of the period covered by the Application for Payment.

     6)   The amount of each progress payment shall be computed as follows:

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Take that portion of the construction budget sum properly allocable to completed work as determined by multiplying the percentage completion of each portion of the work by the share of the construction budget allocated to that portion of the work in the schedule of values, less retention of ten percent (10%).

Barring any claim for unfinished work by owner, payment of retention for each subcontractor shall be made 35 days after notice of completion has been recorded, provided that the joint venture may withhold from the final payment an amount to protect LAS BRISAS and/or his general contractor against mechanic's liens that may have been recorded or threatened before payment of the retention is due.

LAS BRISAS's equity participation does not include any hard costs of construction. All construction hard costs shall be paid to LAS BRISAS in accordance with this clause. If corrective or repair work remains to be accomplished after the building is ready for occupancy, owner, pending completion of such work may withhold payment of a sufficient amount to pay for it.

The fact that the joint venture has made progress payments under this agreement will not be interpreted so as to imply that the work has inspected or approved the work performed by LAS BRISAS. Progress payments do not constitute approval of the work.

SUBCONTRACTOR'S AND SUPPLIER'S MECHANIC'S LIEN RELEASE: No payments will be made to the contractor until the contractor has furnished mechanic's lien releases in proper statutory form signed by all subcontractors, sub-subcontractors, and material suppliers who have performed work or furnished materials to the job, releasing all lien rights for work performed and materials furnished through the date to which the progress payment applies. Owner reserves the right to make payments by joint check, or to make direct payment to mechanics' lien claimants and deduct the amounts so paid from the contract price.

EQUITY PARTICIPATION AND PROFIT DISTRIBUTION: The parties to this joint venture shall share an any profits generated by the joint venture in the following manner:

     1. Any liens and/or preferred payments to persons and/or entities who provided funds to Tri-National Development and to whom SCI agreed to make payments from sale proceeds shall first be paid; and thereafter

     1. Investors who have invested funds for the completion of the projects shall realize their return on investment; and thereafter

     2. Investors who have invested funds for the completion of the projects shall realize the return of their initial investments; and thereafter

     3. Payments to the holders of Senior Care Industries, Inc. Series F preferred stock which was used to purchase properties listed on the first page of this Agreement shall be made in cash or stock no later than, or prior to, the redemption date provided in the terms of the Series F stock certificate; and thereafter UNLESS RENEGOTIATED TO BENEFIT THE JOINT VENTURE.

     4. Profits after payment of all of the above shall be split evenly between SCI and LAS BRISAS INCLUDING THE RECEIPT OF PAYMENT FROM AND/OR THE REDUCTION OR PAYOFF OF THE EXISTING PROMISSORY NOTES BETWEEN THE OWNERS OF (SCI), GOLD COAST S.A. DE C.V. AND U.S WEST HOMES INC. AND ANY NEGOTIATED SAVINGS OR REDUCTIONS IN THE SCI-TRI NATIONAL ORIGINAL SERIES F STOCK AND THE PROMISSORY NOTES THEY ACCOMMODATE.


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PAYMENT OF COMMISSIONS AND FEES ON SALES: LAS BRISAS shall receive a commission of 12% on all land sales, 10% on home sales, 45% on all time share sales, and 10% on condominium sales of the sale price from which he shall be responsible to pay all real estate brokers and sales persons.

REIMBURSEMENT TO VENTURERS: All reimbursements made to either party for services, supplies or equipment furnished the venture by either of the parties shall be made only upon presentation of itemized statements by the party receiving the reimbursement. Each party shall keep detailed records of all materials, supplies, tools, equipment, labor and services furnished by it to the venture. Such records shall be made available for inspection by the other party and its representatives and agents at any reasonable time.

DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION: The date of commencement of the work shall be fixed in a notice to proceed issued by the joint venture. If, prior to commencement of the work the owner requires time to file mortgages, mechanic's liens and other security interests, SCI will provide timely notice to LAS BRISAS, if required. LAS BRISAS shall commence work ten (10) days after such notice.

The contract time shall be measured from the date of commencement as fixed in the notice issued by the owner. The contractor shall achieve Substantial Completion of the entire work on a timely basis from the date of commencement and in accordance with a detailed construction and production schedule which may be attached to this agreement as an exhibit or as determined in writing by the parties and attached hereto as a Modification and/or Addendum.

INDEPENDENT INVESTIGATION: LAS BRISAS has made in independent investigation of each of the job sites, and the soil conditions under the job site, and all other conditions that might affect the progress of the work, and has satisfied itself as to those conditions. And information that owner may have furnished to contractor about the job site, underground conditions or other job conditions is for contractors convenience only, and owner does not warrant that the conditions are as thus indicated. Contractor has satisfied itself by its own investigation as to all job conditions, including underground conditions, and has not relied on information furnished by owner. Contractor shall receive equitable adjustments to the contract amount for unforeseeable or unanticipated site conditions.

TIME IS OF ESSENCE BEFORE PROGRESS OF WORK: Time is of the essence of this agreement. If LAS BRISAS is unable to supply a general contractor who can in turn, supply sufficient men, material, supplies, and equipment to achieve scheduled completion, the SCI shall give written notice to LAS BRISAS, which notice shall require that LAS BRISAS immediately make arrangements for the general contractor of the sub-contractor as the case may be, to supply sufficient men, supplies, materials, and equipment to diligently prosecute of the work within 48 hours after such notice is delivered, SCI may eject the contractor from the job, take over all supplies, equipment, and material of the contractor on the job site, and either obtain another contractor to finish the project or finish the project with its own forces. In such event, the contractor shall be liable to the owner for damages, including but not limited to the full cost of completing the project.


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DELAY: LAS BRISAS and his general contractor and/or sub-contractors shall be excused for any delay in completion of the contract caused by acts of God, acts of SCI of SCI's agent, labor trouble, acts of public utilities, public bodies, or inspections, extra work, failure of the owner to make progress payments promptly, or other contingencies unforeseen by the contractor and beyond the reasonable control of LAS BRISAS.

COMPLETION AND OCCUPANCY: SCI agrees to sign and record a notice of completion within five (5) days after completion of the project. If the project passes final inspection by the public agency but the owner fails to record a notice of completion, owner hereby appoints contractor as owner=s agent to sign and record a notice of completion on behalf of the owner. This agency is irrevocable and is an agency coupled with an interest.

DAMAGE TO PROJECT, INSURANCE: SCI will procure as its own expense, and before commencement of any work hereunder, a broad form all risk policy of insurance, including coverage for flood and earthquake, at least equal to the contract price, with such insurance to name the contractor and all subcontractors as additional insurers, and to protect owner, contractor, and all subcontractors as their interests may appear, with loss payable to the owner for the benefit of the owner, contractor and subcontractors. Owner will, as named insured, properly process claims with the carrier for the benefit of the owner, contractor, and subcontractors. Should owner fail so to do, contractor may procure such insurance as agent for and at the expense of owner, but contractor is not required to do so. Owner shall, upon request, furnished a copy of the policy to the contractor.

If the project, or any part of it, is destroyed or damaged by accident, disaster, or calamity, such as fire, storm, flood, landslide, subsidence, earthquake, or vandalism, any work done by contractor or subcontractor in rebuilding or restoring the project shall be paid for as extra work, for which contractor shall receive equitable compensation from owner.

FORM; CONFLICT BETWEEN CONTRACT DOCUMENTS: If there is any conflict between contract documents as to materials, equipment, or work to be performed or furnished, the contractor will bring the conflict to the attention of the owner and a mutual resolution will be negotiated.

NOTICES: Any notice required or permitted under this contract may be given by ordinary mail at the address contained in this contained in this contract, and such address may be changed by written notice given by one party to the other from time to time. Notice shall be deemed received one (1) day after deposited in the mail, postage prepaid.


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ACTS REQUIRING MUTUAL CONSENT: No party shall without the written consent of the other members, assign, mortgage, grant a security interest in, or sell its share in the Corporation or in its capital assets or property, or enter into any agreement, as a result of which any person shall become interested with it in the corporation; or do any act detrimental to the best interests of the corporation, or which would make it impossible to carry on the ordinary business.

ASSIGNMENT OF INTEREST: No party shall sell, assign or in any way transfer its interest or any part thereof in this agreement without first obtaining the written consent of each member. Any attempted sale, assignment or transfer in violation of the provisions of this paragraph shall be void. SCI agrees at this time to allow LAS BRISAS to assign his interest one time to a corporation provided, however, that LAS BRISAS shall retain a stockholder interest in the corporation of at least 51%. If SCI sells its interest in the land, SSCC shall be compensated according to the work completed and all rights held by LAS BRISAS and/or his assigns hereunder, shall extend to the new owner.

CONDUCT OF OTHER BUSINESS: All parties hereto shall be free to carry on their respective businesses independent of the others and no party shall have any right in or claim against the business of the others on any contract other than the aforementioned development.

DISSOLUTION OF THE JOINT VENTURE: Upon the approval of a dissolution of this joint venture, each member shall release the other from any and all further liability hereunder. Except, however, as to such lawful liability, and necessary expense in connection with the contesting thereof, as may be asserted subsequently under this agreement or as a result thereof and for which the parties hereto would have been liable prior to the execution of such release.

CLAIMS AGAINST VENTURE OR PARTIES: If at any time any third party claim growing out of any work or any contract connected with or related to the financing, development, construction, or sale shall be made against any party hereto, written notice thereof shall be given promptly to the other parties. All expenses of contesting or discharging any such claims, including attorney fees, shall be borne by each individual party. No compromise of any such claim affecting the parties hereto shall be made without the written consent of the other parties.

BONDING: If necessary, the parties shall from time to time execute such applications for bonds, indemnity agreements and other documents and papers as may be necessary to provide for the performance of such development and construction. Provided, however, that the liability of each of the parties hereto under any agreement to indemnify a surety company or companies shall be borne by each party.

INSOLVENCY: If LAS BRISAS becomes insolvent, or makes a controlling interest assignment for the benefit of creditors, SCI has the right to cancel this contract and have the work completed by others.

DISPUTES: In the event of any dispute between the owner and the contractor as to the work to be done, under this contract, the payments to be made, or the manner of accomplishment of the work, the contractor shall nevertheless proceed to perform the work as directed by the owner pending settlement of the dispute, as long as the owner continues to make progress payments. The contractor would be required to he ahead and finish the job and file suit or demand arbitration to resolve the dispute.


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INDEMNITY: LAS BRISAS will indemnify SCI against all claims, demands, and liability for damages for the death or bodily injury to persons or property damage and caused by or related to performance of the work by contract or any subcontractor of any tier. The obligation to indemnify shall be effective even if active or passive negligence or misconduct of the owner contributes to the loss or claim. This indemnity will not extend to claims, demands, liability, or expense arising out of the sole negligence or sole willful misconduct of the owner.

ARBITRATION: Any controversy arising out of relating to the performance or interpretation of their contract or any subcontract or sub-subcontract is subject to arbitration. Owner, contractor, and all subcontractors, sub-subcontractors, material suppliers, and other parties concerned with the construction of the project are bound, each to the other, by this arbitration clause, provided the party has signed this contact or has signed a document that refers to or incorporates this contract by reference, or signs any other agreement to be bound by this arbitration clause.

On the demand of the arbitrator or any party to the arbitration initiated under the arbitration provisions of this contract, owner, subcontractor, sub-subcontractor, or any other party bound by this arbitration provision agrees to join in, become a party to, and be bound by such arbitration proceedings.

Arbitration shall be conducted in accordance with Construction Industry Rules of the American Arbitration Association that are in effect at the time of the arbitration, and judgment may be entered on the award. Evidence presented at the arbitration shall admitted or denied be subject to the California Evidence Code.

If any party refuses or neglects to appear at or to participate in arbitration proceedings after reasonable notice, the arbitrator is empowered to decide the controversy in accordance with whatever evidence is presented by the party or parties who do participate. The arbitrator may award any remedy that is just and equitable in the opinion of the arbitrator. The arbitrator will award to the prevailing party or parties such sums as are proper to compensate for the time, expense and trouble of arbitration, including arbitration fees and attorney fees, not to exceed ten thousand dollars ($10,000.00). The arbitrator will remain jurisdiction of a controversy even if a party or parties to the dispute will not or cannot be joined in the arbitration proceedings.

ATTORNEY'S FEES: If the parties become involved in litigation or arbitration arising out of this contract or the performance thereof, the court or arbitrator shall award reasonable costs and expense, including attorney's fees, to the prevailing party, not to exceed ten thousand dollars ($10,000.00).

FULLY INTEGRATED AGREEMENT: The terms and provisions of this Contract and all of the attachments, schedules and exhibits hereto constitute the entire and fully integrated agreement between the parties. It supersedes all previous communications, representations, agreements, proposals, terms and negotiations either written or oral, between the parties relating to the subject matter hereof. Any changes, additions, deletions, amendments or addenda to or modifications or corrections of this Contract (including all attachments, schedules and exhibits hereto) or any other agreement between the parties shall be null and void unless the same be in writing and signed by both Contractor and Subcontractor.

GOVERNING LAW: This agreement shall be construed in accordance with, and governed by, the laws of the State of California. This paragraph does not prevent the application of the Federal Arbitration Act to any disputes that may arise under this contract

VENUE & SITUS OF CONTRACT: The place of this agreement, its situs or forum is at all times in the state of California in which state all matters, whether sounding in contract or in tort relating to the validity, construction, interpretation and enforcement of this contract, shall be determined. Each of the parties to the Agreement hereby consents to the venue and jurisdiction of the Superior Court of the State of California in and for the County of Orange.

SEVERABILITY: If any term, provisions, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

BENEFIT: This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, their successors, trustees, assigns, heirs, administrators and legal representatives, but shall not inure to the benefit of any other person, firm or corporation.

COUNTERPARTS: This Agreement may be signed in counterparts and all signed copies shall be deemed one instrument. ALL PARTIES WARRANT THEY HAVE THE AUTHORITY TO SIGN AND ASSIGN OR ENFORCE ANY PLEDGES OR AGREEMENTS MADE BY AND BETWEEN THEM ON BEHALF OF THIRD PARTIES TO THIS AGREEMENT I.E. U.S. WEST HOMES FOR SCI UNDERWRITERS. THIS AUTHORITY THEY BELIEVE IS GRANTED TO THEM DUE TO OTHER AGREEMENTS ALREADY SIGNED WHICH ARE ATTACHMENTS TO THIS AGREEMENT.

IN WITNESS WHEREOF the parties have executed this instrument this ___ day of ________, 2003, in the City of , California

Date: ___________________
Brisas de la Rivera S.A. de C.V.

By: /s/ Carl Hunking                    By: /s/ Cark Hunking
    --------------------------              --------------------------------
    Carl Hunking                            Carl Hunking
    President                               Las Brisas De La Mar, a Nevada Corp.

U.S. West Homes, Inc.
M&A Underwriters

By: /s/ Mervyn A. Phelan, Sr.           By: /s/ Mervyn A. Phelan, Jr.
    ---------------------------             -------------------------------
    Mervyn A. Phelan, Sr.                   Mervyn Phelan Jr.